                                                                   EXHIBIT 99.1


COMPANY NEWS RELEASE

[AGCO LOGO]   AGCO Corporation
              4205 River Green Parkway Duluth, GA USA 30096-2568 www.agcocorp.com

              Telephone 770.813.9200


FOR IMMEDIATE RELEASE
Wednesday, September 10, 2003

CONTACT:  Molly Dye                              or   Andy Beck
          Vice President, Corporate Relations         Senior Vice President and
          (770) 813-6044                              Chief Financial Officer
                                                      (770) 813-6083

                   AGCO AGREES TO ACQUIRE VALTRA TRACTORS AND
                        DIESEL ENGINES GLOBAL OPERATIONS

         DULUTH, GA - Sept. 10th - AGCO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment, has agreed to acquire the business of Valtra Corporation, a Finnish company owned by Kone Corporation. Valtra is a global tractor and off-road engine manufacturer with market leadership positions in the Nordic region of Europe and Latin America. Revenues for the twelve months ended June 30, 2003 were approximately $900 million with operating profits of approximately $65 million. For the full year of 2002, Valtra achieved a pre-tax operating return on assets in excess of 15%. The purchase price is 600 million Euros, subject to customary closing adjustments.

         Kone Corporation purchased the prior parent of Valtra, Partek Corporation, in 2002 and subsequently concluded that the business was no longer a key strategic business for the enlarged group. By divesting the business, it was concluded that Valtra could be better aligned within the agricultural industry and continue to develop its long term growth opportunities.

         Valtra's strategy has focused on achieving leading industry performance in terms of operating margins and asset returns, through its unique sales and manufacturing processes. In addition, Valtra has expanded its revenue base to attain a top five global industry position in tractor sales. Valtra's operations are structured around three divisions: Tractors Europe, Tractors Latin America, and Diesel Engines. The company has sales offices around the world.

         The Tractor Europe business is the Nordic market leader with an approximate 30% market share, and the Tractor Latin America division is currently the number three manufacturer in Brazil. The Diesel Engine division produces engines, sold under the Sisu Diesel brand, in models ranging from 50 horsepower to 450 horsepower for off-road application. They have been a major supplier to AGCO, Valtra, and other manufacturers with over 27,000 engines produced in 2002.

         Mr. Robert J. Ratliff, Chairman, President & CEO of AGCO Corporation commented, "This acquisition provides unequalled opportunity for AGCO to effectively expand its business in significant global markets by utilizing the technology and productivity leadership present in this outstanding company. The manufacturing and distribution techniques employed by Valtra have established a new standard in the industry and we intend to apply this knowledge throughout AGCO."

         "Further, AGCO is committed to continue to invest in the profitable growth of Valtra and the full utilization of its facilities. The Valtra brand and business will be maintained in its current manufacturing locations along with its strong distribution system throughout the world. The management organization will be retained to continue the performance which has achieved in excess of 20% improvement in revenue and operating profits over the last four years. Such actions continue the AGCO philosophy of multiple brands through multiple distribution networks, as the markets dictate."

         Mr. Ratliff continued, "This transaction continues the role of AGCO as the industry consolidator and further promotes our objective to provide technological and productivity advantages to farmers throughout the world. AGCO also sees this as an opportunity to expand its distribution of other agricultural products through the Valtra distribution network, thus giving farmers increased choice in the selection of equipment."

         Known for its quality and customized tractors, the tractor factory in Suolahti, Finland was the first tractor plant to obtain ISO 9000 certification. Since its origin in the early 1950's Valtra has produced over 500,000 tractors and has established a strong base of customer loyalty. The Brazilian factory at Mogi das Cruzes comprises over 630,000 sq ft and has produced over 300,000 tractors since 1960. The engine plant is located at Linnavuori, Finland where production is split between in-house use and sales to OEM manufacturers.

         The transaction is subject to approval by regulatory authorities and will be consummated as soon as practical.

         A webcast conference call regarding the acquisition is scheduled for 2:00 pm, Eastern Time today available on the Company's website at www.agcocorp.com. A replay of the webcast will also be available on the site subsequent to the completion of the call.

SAFE HARBOR STATEMENT

This press release contains forward looking statements, including our expectations that the transaction will provide benefits to AGCO's remaining operations, our plans for Valtra's facilities, and our expectation that the transaction will receive the necessary regulatory approvals and be consummated in a timely manner. Actual results may differ materially from those suggested by our forward looking statements for various reasons, including the complexities inherent in integrating a large acquisition into our current operations, the need to finalize our financing for the transaction, and the possibility that regulatory authorities will not provide the necessary approvals or will condition such approvals on either unacceptable or costly terms. For additional risk factors regarding our business, please see the Form 10-K for the year ended December 31, 2002, that we have filed with the Securities and Exchange Commission.

                                   * * * * *

         AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in over 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 8,450 independent dealers and distributors around the world. AGCO products are distributed under the brand names AGCO(R), AgcoAllis(R), AgcoStar(R), Ag-Chem(R), Challenger(R), Farmhand(R), Fendt(R), Fieldstar(R), Gleaner(R), Glencoe(R), Hesston(R), Lor*Al(R), Massey Ferguson(R), New Idea(R), RoGator(R), Soilteq(TM), Spra-Coupe(R), Sunflower(R), Terra-Gator(R), Tye(R), White(R) and Willmar(R). AGCO provides retail financing through AGCO Finance in North America and through Agricredit in the United Kingdom, France, Germany, Ireland, Spain and Brazil. In 2002, AGCO had net sales of $2.9 billion.

                                   # # # # #

Please visit our website at www.agcocorp.com.